Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 of our report dated February 7, 2011 on the consolidated financial statements of Quepasa Corporation as of December 31, 2010 and 2009 and for each of the two years in the period ending December 31, 2010, appearing in the annual report on Form 10-K of Quepasa Corporation for the year ended December 31, 2010, and to the reference to our firm under the heading “Experts” in the prospectus which is part of the Registration Statement on From S-4.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
August 25, 2011